EXHIBIT 99.1

SECURITY BANK CORPORATION ANNOUNCES 2006 EARNINGS PER

SHARE ESTIMATE AND BOND PORTFOLIO RESTRUCTURING

Macon, GA., December 28, 2006 / Prime Newswire/— Security Bank Corporation (Nasdaq: SBKC) today announced its estimate for operating earnings per diluted share for the full year of $1.38 to $1.40, based on estimated fourth quarter 2006 operating earnings of approximately $6.0 million to $6.4 million, or approximately $0.31 to $0.33 per diluted share. The Company’s estimate for 2006 operating earnings per diluted share is below previously issued 2006 operating earnings guidance of $1.42 to $1.47 per diluted share, primarily due to the recent deterioration in certain acquisition and development (“A&D”) real estate loans. While three loans were affected, management does not expect similar problems to become more widespread in 2007 and expects that losses on these credits will be manageable provided there is no further deterioration in the economy.

The Company estimates that nonperforming assets at December 31, 2006 will increase to approximately $40 million to $43 million, or 2.1% to 2.2% of estimated Loans plus Other Real Estate Owned at that date. This compares to nonperforming assets of $18.8 million at September 30, 2006. The increase in nonperforming assets is primarily attributable to three A&D credit relationships totaling approximately $20 million that were placed on nonaccrual status during the fourth quarter, primarily related to guarantor issues. In the fourth quarter, the Company expects to charge-off approximately $574,000 of specifically identified losses related to one of these credits, which is equivalent to $0.02 per diluted share on an after-tax basis. The increase in nonperforming assets is estimated to reduce the net interest margin for the fourth quarter by approximately 13 basis points, or $0.02 per diluted share on an after-tax basis. The Company estimates that the provision for loan losses will be approximately $2.1 million for the fourth quarter and that net charge-offs for the fourth quarter will be approximately $1.0 million, or 22 basis points annualized.

The Company also announced today a restructuring of its bond portfolio that is expected to reduce the overall level of interest rate risk, while improving its future earnings. The Company sold approximately $54 million, or approximately 25% of its bond portfolio, at an after-tax loss of approximately $824,000, or $0.04 per diluted share. This loss is not included in estimated operating earnings per diluted share for fiscal year end 2006. A discussion of non-GAAP financial measures and a reconciliation table to the Company’s earnings per share in accordance with GAAP are included below. Shareholders’ equity will only be minimally impacted by the sale as substantially all the decline in the market value of these securities was previously recognized in shareholders’ equity. In the restructuring, bonds with a weighted average yield of approximately 4.1% were sold and the proceeds are primarily being reinvested in higher-yielding bonds with an estimated weighted average yield of approximately 5.5%.

The Company expects that a portion of the proceeds from the sale of bonds will also be used to fund the Company’s continued strong loan growth. The Company estimates that loan growth for the fourth quarter will be approximately $110 million, or approximately 25% on a linked-quarter annualized basis. The bond portfolio restructuring is intended to enhance long-term shareholder value by increasing future earnings, and the Company estimates the loss from the sale of the bonds will be recovered in approximately 12 to 15 months.

Rett Walker, Security Bank Corporation’s President and CEO remarked, “While disappointing, these results are not wholly surprising given the direction of the overall economy for the last several months. Approximately 80% of the nonperforming asset increase is centered in the bank’s higher risk A&D portfolio and results from borrowers’ illiquidity, not from problems or issues with the specific real estate projects involved. Furthermore, charge-offs were impacted by a $574,000 write-down on one credit, which became necessary when the adjusted value of the underlying asset no longer supported the principal balance. All downgraded assets are well secured by real estate, and our review of their values indicates no need for further write-downs at this time. In closing, it is important to put these recent developments into proper context. The credit downgrades represent less than 4% of the Company’s overall A&D portfolio and less than 2% of the Company’s total loan portfolio. The vast majority of the Company’s credits in this category continue to perform. Even with this charge-off, our net charge-offs for the year will approximate only 0.15% of our average loans for the year. Barring further significant weakening of the economy, charge-offs for next year are expected to remain below the 20-25 basis point “normalized” ratio we’ve talked about in our investor calls for several quarters”.

Further details about the fourth quarter and full year 2006 results, as well as the Company’s outlook for 2007, including 2007 earnings guidance, will be provided at the Company’s regularly scheduled quarterly conference call on Thursday, January 25, 2007 at 8:30 a.m. Call-in information for this conference call will be provided in a future release.

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of significant gains, losses or expenses that are unusual in nature and not expected to recur. The non-GAAP financial measure included in this release is referred to as “operating earnings per diluted share”, which excludes losses on the sale of investment securities. Please note that the calculation of diluted earnings per share and diluted operating earnings per share is based on the Company’s estimates of net income and weighted average shares outstanding during the fourth quarter of 2006 and the fiscal year ended December 31, 2006 and these estimates have not been audited. Since these items and their impact on the Company’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of the Company’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of GAAP to non-GAAP measures is included in the attached table.

About Security Bank Corporation

Security Bank Corporation is a Georgia multi-bank holding company based in Macon, Georgia. Security Bank Corporation operates six community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates a mortgage subsidiary, Fairfield Financial Services, Inc., with offices located throughout Georgia.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections or estimates. Please refer to Security Bank Corporation’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s forward-looking statements. Security Bank Corporation does not intend to and assumes no responsibility for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise.

For more information, contact Rett Walker, President and Chief Executive Officer at 478-722-6220, Richard Collinsworth, Chief Operating Officer at 478-722-6216 or Jim McLemore, Chief Financial Officer at 478-722-6243. Media inquiries should be directed to Tom Woodbery at 478-722-6117.

	2006
	Dec 31/YTD		4th Quarter
	Low Estimate	High Estimate	Low Estimate	High Estimate
Reconciliation Table- GAAP to non-GAAP:

Net income (GAAP)	$23,346,000	$23,746,000	$5,176,000	$5,576,000
Effect of loss on sale of bonds, after tax	824,000	824,000	824,000	824,000
Operating earnings	24,170,000	24,570,000	6,000,000	6,400,000

Diluted earnings per share (GAAP)	$1.33	$1.35	$0.27	$0.29
Effect of loss on sale of bonds per share, after tax	$0.05	$0.05	$0.04	$0.04
Operating earnings per share	$1.38	$1.40	$0.31	$0.33

Note: The calculation of diluted earnings per share and operating earnings per diluted share is based on the Company’s estimates of net income and weighted average shares outstanding during the fourth quarter of 2006 and the fiscal year ended December 31, 2006 and these estimates have not been audited.